[Blue Sky Group Holdings, Inc. letterhead]

Chirag Patel

8017 Glenview Dr. Suite A

North Richland Hills, TX 76180

Phone 817.616.3651

October 18, 2016

Mr. Ben Bunker Esq.

The Bunker Law Group, PLLC

3753 Howard Hughes Parkway,

Suite 200 Las Vegas, Nevada 89169

Dear Mr. Bunker:

I, Chirag Patel, am the President & Chief Executive Officer of Blue Sky Group Holdings, Inc.

I represent that:

(a)          I have provided you with a true and correct copy of the registration statement of Blue Sky Group Holdings, Inc. (the “Company”) to be filed on Form S-1 with the Securities and Exchange Commission on or before October , 2016, including the Prospectus regarding the Primary Offering to raise $20,000,000 in a Direct Offering to the Public.

(b)          I have provided you with true and correct information about the Company and the Primary Offering of 1,000,000 shares of the Company’s common stock at an offering price of $20.00 per share Pursuant to our Resolution to issue 1,000,000 Shares of Common Stock listed in the Prospectus and in Exhibit A to this letter;

(c)          There have been 100,000,000 shares of common stock authorized by the Certificate of Incorporation, as amended, and 20,250,000 have been issued as of the date of this letter;

(h)          I have provided you with true and accurate copies of the Stock Issuance Forms related to the issuance of the shares held by each of the Current Shareholders;

(i)          I have provided you with a true and correct copy of the Consent of Director[s] in Lieu of a Meeting of Blue Sky Group Holdings, Inc. dated October 18, 2016, which authorized the issuance of the 1,000,000 shares to be sold Directly to the Public for $20.00 per share;

(n)          The Company is a development stage company; and

(o)          A copy of the Form S-1 and its Prospectus will be available to each purchaser of securities in the Direct Offering;

(p)          The current Shareholders were issued Book Entry Shares which are marked with a restrictive legend. I have confirmed that the stock transfer books of the Company as maintained by the Company’s stock transfer agent, V Stock Transfer, Inc.

Please notify me if you require any additional information.

Regards,

Chirag Patel

Chief Executive Officer

[Exhibit A follows ]

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